Exhibit 10.11

TAX ALLOCATION AGREEMENT

This TAX ALLOCATION AGREEMENT (the “Agreement”), dated April 27, 2004, is made by and among Assured Guaranty Ltd. (the “Buyer”), a Bermuda corporation having its principal office at 30 Woodbourne Avenue, Hamilton, Bermuda,  ACE Financial Services Inc. (“AFS”), a Delaware corporation having its principal office at 1325 Avenue of the Americas, New York, New York 10019, ACE Prime Holdings, Inc. (“ACE Prime”), a Delaware corporation having its principal office at 1209 Orange Street, Wilmington, Delaware, 19801, Assured Guaranty US Holdings Inc. (“AG US Holdings”), a Delaware corporation having its principal office at 1325 Avenue of the Americas, New York, New York 10018, Assured Guaranty Corp. (“AGC”), a Maryland corporation having its principal office at 1325 Avenue of the Americas, New York, New York 10019, AGR Financial Products Inc. (“AGR FP”), a Delaware corporation having its principal office at 1325 Avenue of the Americas, New York, New York 10019, and ACE Risk Assurance Company (“ARA”), a Maryland corporation having its principal office at 1325 Avenue of the Americas, New York, New York 10019 .

WITNESSETH:

WHEREAS, AFS, AG US Holdings, AGC, AGR FP, and ARA have been members of an affiliated group of corporations filing consolidated federal income tax returns with ACE Prime (the common parent) (the “ACE Prime Consolidated Tax Return Group”) within which AFS is the common parent of a subgroup comprised of AFS, AG US Holdings, AGC, AGR FP and ARA (the “AFS Subgroup”);

WHEREAS, Buyer is acquiring all of the outstanding stock of AG US Holdings (the “Transfer”), which will be the direct parent of AGC and AGR FP, pursuant to a Master Separation Agreement dated the date hereof among AFS, Buyer, ACE Bermuda Insurance Ltd. and ACE Limited (the “MSA”);

WHEREAS, upon consummation of the Closing (defined below), (i) Buyer and AG US Holdings and Subsidiaries (defined below) will become members of a worldwide affiliated group of corporations (the “Buyer Group”), (ii) AG US Holdings will become the common parent of the affiliated US group comprised of AG US Holdings, AGC, AGR FP and ARA within the Buyer Group,  and (iii) AG US Holdings and Subsidiaries will cease to be members of the ACE Prime Consolidated Tax Return Group which includes the AFS Subgroup;

WHEREAS, AFS and AG US Holdings and Subsidiaries were a party to the Amended and Restated Agreement Concerning Filing of Consolidated Federal Income Tax Returns (“AFS Tax Sharing Agreement”) dated November 13, 1995 with respect to the AFS Subgroup included within the ACE Prime Consolidated Tax Return Group; and

WHEREAS, the parties hereto wish to assign responsibility for the preparation and filing of tax returns; to set forth the methodology for determining their respective liabilities for Taxes (defined below) and for allocating such liabilities among themselves for all Taxes that may be owed to or assessed by the Internal Revenue Service or any other comparable state or local governmental authority attributable to the periods before, after and including the Closing

Date (defined below); to establish procedures for reimbursing one party for Taxes allocated to the other under this Agreement; and to provide for certain tax elections and for the division of any tax benefits which may arise as a result of such elections;

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

1.1                                           “ACE Prime Consolidated Tax Return” means the U.S. consolidated income tax filing made by ACE Prime which includes its U.S. subsidiaries and certain foreign corporations electing to be taxed as U.S. corporations.

1.2                                           “AG US Holdings and Subsidiaries” means AG US Holdings, its direct subsidiaries AGC and AGR FP, and its indirect subsidiary ARA.

1.3                                           “Buyer” means Assured Guaranty Ltd., and any successors thereto.

1.4                                           “Closing” means the closing of the Transfer and the sale by AFS of the stock of Buyer to underwriters for public sale as described in Amendment No. 3 to the Registration Statement on Form S-1 filed April 19, 2004.

1.5                                           “Closing Date” means the date on which the Closing occurs.

1.6                                           “Code” means the Internal Revenue Code of 1986, as amended.

1.7                                           “Current Amount” has the meaning specified in Section 8 hereof.

1.8                                           “Election” has the meaning specified in Section 4 hereof.

1.9                                           “Estimated Tax Payment Date” means any of the dates specified in Section 6655 of the Code for the payment of AG US Holdings and Subsidiaries’ estimated U.S. federal income tax.

1.10                                       “Returns” means all returns, declarations, reports, statements and other documents required to be filed with a Tax Authority in respect of Taxes, and the term “Return” means any one of the foregoing Returns.

1.11                                     “Tax Allocation Schedule” has the meaning specified in Section 5 hereof.

1.12                                     “Tax Authority” means the Internal Revenue Service or any other comparable state, local or foreign governmental authority.

1.13                                     “Tax Benefit Base Amount” for any Taxable Period means (i) any increase in an amortization, depreciation or loss deduction in such Taxable Period or any decrease in an item of income or gain in such Taxable Period arising as a result of a basis increase occurring as a result of the Election, including any basis increase arising from payments made pursuant to this Agreement, or (ii) any increase in any net operating or capital loss carryover or carryback or tax credit which is carried to such Taxable Period and which arose or arises in a prior or subsequent Taxable Period as a result of any such increase in deduction or decrease in income or gain in such prior or subsequent Taxable Period.

1.14                                     “Tax Benefit Issue” has the meaning specified in Section 9.3.1 hereof.

1.15                                     “Tax Benefits” means, for any Taxable Period, the excess, if any, of (a) the total amount of federal, state, local and foreign income and franchise taxes, respectively, that would be payable by AG US Holdings and Subsidiaries in respect of such Taxable Period if the Tax Benefit Base Amount for such Taxable Period were not taken into account (“Notional Tax Liability”), over (b) the total amount of federal, state, local and foreign income and franchise taxes, respectively, actually payable by AG US Holdings and Subsidiaries in respect of such Taxable Period after taking into account the Tax Benefit Base Amount for such Taxable Period (“Actual Tax Liability”). Any Tax Benefits hereunder shall be determined using the method of reporting (i.e. consolidated, combined or separate returns) actually utilized by AG US Holdings, AGC, AGR FP or ARA. In any Taxable Period ending after the Closing, the Tax Benefits shall be no less than the Tax Benefits calculated without giving effect to any items of income, expense, loss, deduction or credit of, or attributable to, any businesses, assets or liabilities other than (i) historic types of businesses conducted by AG US Holdings and Subsidiaries as of the Closing, (ii) any assets held by AG US Holdings and Subsidiaries prior to the Closing, (iii) any assets acquired by AG US Holdings and Subsidiaries from the ACE Prime Consolidated Tax Return Group subsequent to the Closing, and (iv) any liabilities of AG US Holdings and Subsidiaries as of the Closing or incurred or assumed by AG US Holdings and Subsidiaries with respect to any asset described in (iii) above.

1.16                                     “Taxable Period” means any taxable year ending after the date of the Closing.

1.17                                     “Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges, including interest, additions to tax, and penalties, on, based on, measured by or with respect to income, net worth or capital, and the term “Tax” means any one of the foregoing Taxes.

1.18                                     “Underpayment Rate” has the meaning specified in Section 9.3 hereof.

2. Tax Returns. AFS agrees to prepare and file or cause to be prepared and filed timely any and all applicable Returns in respect of AG US Holdings and Subsidiaries that (i) are required to be filed on or before Closing; or (ii) are required to be filed after Closing that (A) are required to include, on a consolidated or combined basis, the operations of AG US Holdings and Subsidiaries for any tax period ending on or before Closing; or (B) are required to be filed by AG US Holdings and Subsidiaries on a separate return basis for any tax period ending on or before

Closing. To the extent requested by AFS in writing, AG US Holdings and Subsidiaries shall participate in the filing of and, at the direction of AFS, shall file any required separate basis Returns with respect to any period that ends on or before Closing. The Buyer shall prepare or cause to be prepared the schedules in respect of AG US Holdings and Subsidiaries containing the information necessary for AFS to prepare any consolidated or combined returns. The Buyer shall also prepare or cause to be prepared and shall file or cause to be filed all other Returns required of AG US Holdings and Subsidiaries, or in respect of its activities, for any Taxable Period ending after Closing that includes the operations of AG US Holdings and Subsidiaries prior to Closing.

3. Obligation for Payment of Taxes.  AFS and AG US Holdings and Subsidiaries agree to the termination of the AFS Tax Sharing Agreement as of the Closing date subject to the following provisions.  The terms of the AFS Tax Sharing Agreement, including paragraphs 4 and 5 thereof regarding effects of termination, shall be adhered to for the timely payment of Taxes covered thereunder subject to the following modifications:

(i)                         Each of AFS,  Buyer and AG US Holdings and Subsidiaries agrees that the Tax liability or benefit associated with any deferred inter-company transactions under Section 267 or 1502 of the Code triggered as a result of the Transfer will be the sole liability or benefit of AFS.

(ii)                      Each of AFS, Buyer and AG US Holdings and Subsidiaries agrees that the Tax liability associated with the recapture of AGC’s contingency reserve deductions previously taken for income tax purposes that will be triggered as a result of the Election in Section 4 will be the sole liability of AFS.  Any proceeds associated with the sale of the Tax and Loss bonds will be retained by AGC.

(iii)      All Taxes associated with the Election in Section 4 will be the responsibility           of AFS.

The terms of the AFS Tax Sharing Agreement relating to the payment of the Tax liability associated with the Tax period ending on the Closing Date (subject to the above modifications) will continue until the final cash settlement for the period including the Closing Date is completed based on a filed Tax Return for each of AG US Holdings and Subsidiaries as included in the ACE Prime Consolidated Tax Return which includes the period ending on the Closing Date.  All other Taxes of the Buyer Group post-Closing will be the responsibility of Buyer and/or AG US Holdings and Subsidiaries, as appropriate. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Tax Authority to treat for all purposes the Closing Date as the last day of a taxable period of each of AG US Holdings and Subsidiaries, and such period shall be treated as a “Short Period” for purposes of this Agreement. In any case where applicable law does not permit AG US Holdings and its subsidiaries to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of AG US Holdings and its subsidiaries for such Interim Period (as defined below) shall be, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. “Interim Period” means with respect to any Taxes imposed on AG US Holdings and Subsidiaries on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date.

4. Election Under Section 338 (h)(10). Buyer and AFS shall timely make or cause to be made a valid joint election under Section 338(h)(10) of the Code and under any comparable provisions of state law in respect of the Transfer so as to have the transfer treated as a deemed sale of assets of AG US Holdings and each of its subsidiaries and the deemed asset sale gain recognized in the ACE Prime Consolidated Tax Return and any relevant state income or franchise tax returns that include the Short Period for AG US Holdings and each of its subsidiaries ending on the Closing Date (collectively, the “Election”).

5. Valuation and Allocation of Consideration. The parties agree that the “aggregate deemed sale price” and “adjusted grossed-up basis” (as such terms are defined in the regulations under Section 338 of the Code) with respect to the Transfer and Election shall be determined by AFS, such determination to be made, in part, based on allocable proceeds of the sales price per share of the common stock of Buyer in the initial public offering of such stock. The value of the consideration shall be allocated among the assets of AG US Holdings and each of its subsidiaries as indicated on a schedule (the “Tax Allocation Schedule”) to be prepared by AFS and delivered to AG US Holdings and each of its subsidiaries no later than sixty days prior to the date the Election must be filed, subject to adjustment by AFS to the extent necessary to make such allocations consistent with any post-Closing adjustments. The parties agree that any and all payments made pursuant to this Agreement with respect to Tax Benefits shall be treated as an adjustment to the “aggregate deemed sale price” and allocated in accordance with the terms of the Tax Allocation Schedule. Absent a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction or a closing agreement under Section 7121 of the Code to the contrary, the parties (i) shall be bound by such allocation for purposes of determining any Taxes and (ii) shall prepare and file all Returns in a manner consistent with such allocation. In the event that any Tax Authority disputes such allocation, the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute.

6. Tax Reporting. AFS and Buyer shall file, or cause to be filed, its respective U.S. federal income Tax Returns treating the Transfer as a purchase of the assets of AG US Holdings and Subsidiaries pursuant to Sections 338(a) and 338(h)(10) of the Code (including the post election Tax Returns of AG US Holdings and Subsidiaries). AFS and Buyer shall file, or cause to be filed, on a similar basis all state and local tax returns to the extent that such treatment is consistent with such state and local tax law (including the post election tax returns of AG US Holdings and Subsidiaries).

7. Liability for Assessments or Refunds. AFS shall pay any assessments for U.S. federal income Taxes incurred (subsequent to AG US Holdings and Subsidiaries satisfying its obligations under Section 3) and be entitled to receive all refunds of U.S. federal income Taxes (i) with respect to all periods ending on or prior to the Closing Date; and (ii) with respect to any period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date for which Taxes are allocated to AFS in accordance with Section 3 above. AFS shall have sole and exclusive discretion at its expense to contest or not to contest, negotiate and settle proposed adjustments relating to the inclusion in any Return of the income, deductions, credits, allowances or other tax items of AG US Holdings and Subsidiaries for any period ending prior to or on the Closing Date.

8. Tax Benefit Sharing Payment to AFS.

8.1       Estimated Tax Payments.  AG US Holdings and Subsidiaries shall pay to AFS, on each Estimated Tax Payment Date, an amount equal to the estimated Tax Benefits for the applicable Taxable Period. For this purpose, 25 percent (or, in the case of Taxable Periods of less than one year, one divided by the number of Estimated Tax Payment Dates in such Period) of Tax Benefits as then estimated for the applicable Taxable Period shall be deemed to accrue and the applicable percentage thereof set forth in the preceding sentence shall be paid at each Estimated Tax Payment Date. For the avoidance of doubt, estimated Tax Benefits shall be calculated utilizing the notional/actual method set forth in Section 1.15 above and using consistent methods and assumptions between periods and notional/actual comparisons.

8.2       Current Amount Adjustment. At the time AG US Holdings and Subsidiaries or successors files its U.S. federal income tax return for each Taxable Period, to the extent that the amounts paid to AFS pursuant to Section 8.1 hereof for such Taxable Period exceeded the Tax Benefits for the applicable Taxable Period (the “Current Amount”), such excess amounts paid shall be refunded together with interest at the Underpayment Rate from the close of such Taxable Period by AFS to AG US Holdings. To the extent that the amounts paid to AFS pursuant to Section 8.1 hereof for such Taxable Period were less than the Current Amount, such deficit in amounts paid shall be paid to AFS by AG US Holdings together with interest at the Underpayment Rate from the close of such Taxable Period.

8.3       Tax Computation Assumptions. When allocation factors are required for any tax computation, the factors used in AG US Holdings’ most recently filed consolidated Return or the affected member of AG US Holdings and Subsidiaries most recently filed Returns in the relevant jurisdictions shall be used.

8.4       Subsequent Transactions by Buyer and AG US Holdings and Subsidiaries.

8.4.1.       Buyer and AG US Holdings and Subsidiaries agree that they shall not enter into any transaction, a significant effect of which is to reduce the amount of the Tax Benefits otherwise payable to AFS under this Agreement unless they have (1) obtained prior agreement by AFS (which agreement shall not be unreasonably withheld) and (2) paid to AFS the amount set forth below in Section 8.4.2.

8.4.2.       AG US Holdings and Subsidiaries shall pay to AFS the present value, as of the closing date of any transaction described in Section 8.4.1, of any reduction in the Tax Benefit that results from such transaction, such that the reduction in the Tax Benefits that results from the proposed transaction as computed under this Section 8.4 payable to AFS shall be considered liquidated and not factored into the computation of future settlements under this Agreement.  AFS will compute the present value of any reduction in the Tax Benefit that results from the proposed transaction under this Section 8.4 utilizing the AA Composite Index in effect at the time of the proposed transaction.  Any dispute regarding the computation shall be settled under the provisions of Section 9.3.3.

8.5       Benefit Estimates. AG US Holdings and Subsidiaries shall prepare and deliver to AFS no less than 60 days prior to the end of each calendar year, an estimate of the amount of the Tax Benefits that will be payable to AFS during the immediately following year, such estimate to be agreed upon by the parties in good faith and subject to the provisions of Section 9.3.3. AG US Holdings and Subsidiaries shall revise and update each such estimate on a quarterly basis to be delivered to AFS no less than 15 days prior to the end of each quarter, such revision or update to be agreed upon by the parties in good faith and subject to the provisions of Section 9.3.3.

8.6       Payments in General. All payments to AFS pursuant to this Agreement shall be made directly by wire transfer of immediately available funds prior to 10:30 A.M., New York time, on the date of payment, to Fleet National Bank, N.A., transiting routing number 011900445, for the account of ACE Financial Services, Inc.  Account No.  9429036170 (or such other account as directed by AFS).

8.7       Termination Payment. As promptly as practicable following close of the fifteenth taxable year of Buyer ending after the Closing Date, Buyer and AFS shall negotiate in good faith to reach an agreement which requires Buyer to pay AFS an amount, if any, equal to the then present value (determined by using the then current Underpayment Rate) of the aggregate Tax Benefits which AG US Holdings and Subsidiaries would reasonably be expected to realize as a result of the Election in any taxable year beginning after Buyer’s fifteenth taxable year ending after the Closing Date, in consideration of Buyer and AG US Holdings and Subsidiaries being relieved thereafter of its future obligations under this Section 8.

9.         Tax Issues Arising After the Closing Date.

9.1       Mutual Cooperation. The parties agree to consult in good faith and to provide each other with such assistance as reasonably may be requested in writing by any of them in connection with (i) the preparation and execution of any Return, (ii) the negotiation and settlement of any audit or other examination of any Return by any Tax Authority, or (iii) the handling of any judicial or administrative proceeding relating to any Tax liability for periods of AG US Holdings and Subsidiaries prior to the Closing Date. The parties’ general obligation to cooperate shall require, but not be limited to requiring, each party (i) to notify the other of any Tax Authority’s initiating an audit, requesting information or proposing adjustment, or any extension of statutes of limitation and of final determinations of adjustment, (ii) to preserve records, documents and other information relevant to liabilities for Taxes until the expiration of the applicable statute of limitations or extensions thereof and to provide, upon written request, copies of such records and/or reasonable access thereto, (iii) to make available without charge at a location determined by Buyer or AG US Holdings and Subsidiaries during normal working hours, upon written request, personnel responsible for preparing, maintaining, or explaining information, records and documents in connection with matters relating to Taxes, and (iv) to execute and deliver such powers of attorney, consents, and other documents as are necessary to carry out the intent of this Agreement.

9.2       Buyer’s and AG US Holdings and Subsidiaries’ Discretion to Contest, Negotiate and Settle. Buyer and AG US Holdings and Subsidiaries’ shall have sole and exclusive discretion to contest or not to contest, negotiate and settle proposed adjustments relating to the inclusion in any Return of the income, deductions, credits, allowances or other tax items of AG US Holdings and Subsidiaries for any period after the Closing Date, subject to Sections 7 and 9.3 hereof.

9.3       Contesting Disputed Tax Benefits.

9.3.1              Control of Proceedings. In the event that any Tax Authority disputes the existence or amount of the Tax Benefit Base Amount or of any Tax Benefits, including any challenge to the Tax Allocation Schedule (the “Tax Benefit Issue”), Buyer or AG US Holdings and Subsidiaries shall contest the matter on audit, through Internal Revenue Service or state appellate proceedings and through judicial proceedings. Representatives of AFS shall be allowed to participate in such proceedings in so far as they relate to the Tax Benefit Issue and such participation shall be reflected by the grant of appropriate powers of attorney. Decisions regarding the conduct of such contest shall be made by AFS or its representatives after consultation with Buyer and its representatives, provided, however, that ultimate control over contesting the Tax Benefit Issue, including control over procedural matters that necessarily relate to all issues being contested (including, without limitation, choice of forum), shall be exercised in good faith by AFS and its representatives, and Buyer and AG US Holdings and Subsidiaries shall take any action as is necessary to effectuate the decisions of AFS. Decisions relating solely to tax issues unrelated to the Tax Benefit Issue shall be made exclusively by Buyer and its representatives, provided, however, that such decisions could not reasonably have an adverse tax consequence on the Tax Benefits Issue. Decisions regarding the settlement of a contest of the Tax Benefit Issue shall be made jointly by AFS and Buyer and their respective representatives, provided, however, that if AFS or Buyer declines a settlement proposal relating to the Tax Benefit Issue that the other wishes to accept, the contest will continue and the declining party will (i) bear all further contest costs, (ii) indemnify the party wishing to accept the settlement against any outcome more adverse than that of the proposed settlement, and (iii) be entitled to all benefits more advantageous than those of the proposed settlement.

9.3.2 Adverse Outcome and Repayment. If, as the result of a contest subject to Section 9.3.1, Tax Benefits are less than those taken into account in computing any payments made under Section 8 hereof, such payments will be recomputed on the basis of such revised Tax Benefits, and any excess payments shall be refunded by AFS to AG US Holdings and Subsidiaries together with any related penalties imposed by a Tax Authority. Interest shall be payable at the rates prescribed for underpayments in Section 6621(a) of the Code (the “Underpayment Rate”) with respect to Tax Benefits or at the corresponding state underpayment rate in connection with revisions relating to state tax revisions.

9.3.3 Resolution of Computational Disputes. If the parties hereto are unable to agree on the amount of the Tax Benefit Base Amount or of any Tax Benefits reflected in an estimate delivered pursuant to Section 8.5 (the “Disputed Amount”), the determination of such Disputed Amount shall be made by an independent firm of certified public accountants jointly selected by AFS and AG US Holdings and Subsidiaries, whose cost shall be borne equally by AFS and AG US Holdings and Subsidiaries. Each party shall bear their own amount of all other costs arising in connection with a dispute under this Section 9.3.3. If AFS and AG US Holdings and Subsidiaries cannot agree on the selection of an independent firm of certified public accountants, such firm will be jointly selected by the firms of certified public accountants that certify (or selected by the firm of certified public accountants that certifies) the financial statements of AFS and Buyer and that is other than the selecting firm(s). Such accountants shall be given access by AFS, Buyer and their respective subsidiaries to all information necessary to determine the Disputed Amount, subject to the agreement of such accountants that such information shall be kept confidential and shall not be released without the written consent of AFS or Buyer, as appropriate, except as compelled by legal process. Any amount otherwise due under this Agreement that is a Disputed Amount shall be paid, together with interest at the Underpayment Rate from the date on which such payment was originally due, within 10 days of the determination of such Disputed Amount.

9.3.4 Expenses. Except as otherwise provided in this Agreement, fees and expenses paid to third-party service providers and incurred after the date hereof by AFS, Buyer or any of their subsidiaries for the purpose of obtaining the Tax Benefits, including, without limitation, legal and accounting expenses relating to the resolution of any dispute with any Tax Authority regarding a Tax Benefit Issue or any related activity shall be borne by AFS in the same percentage as the Tax Benefits in controversy bears to the Tax Benefits paid to AFS pursuant to this Agreement for such Taxable Period. All other such fees and expenses shall be borne by Buyer. Notwithstanding the above, the obligation of any party to bear any portion of such fees or expenses related to service providers not retained by it shall be contingent upon prior written approval by such party of the retention of any such advisers.

9.4       Attorney’s Fees. AFS on the one hand and AG US Holdings and Subsidiaries and Buyer on the other hand shall, upon a breach of this Agreement, in addition to other penalties, damages or liabilities, be responsible for and shall pay (or cause to be paid) to the non-breaching party an amount equal to reasonable out-of-pocket attorney’s fees actually incurred by such party in its efforts to enforce its rights under this Agreement.

10.       Construction. Each of the parties hereto agree that (i) the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement, and (ii) except as specifically provided in this Agreement, no usage of trade, course of dealing, course of performance or enforcement or surrounding circumstance shall be used in interpreting or construing this Agreement.

11.       Notices. Any notice required under any provision of this Agreement shall be made in the manner provided in the section entitled “Notices” in the MSA.

12.       Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed therein, without effect to its choice of law.

13.       Binding Effect; Successors. This Agreement shall be effective as of the date of this Agreement and shall be binding upon and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including but not limited to any successor of AFS, AG US Holdings and Subsidiaries or Buyer succeeding to the tax attributes of AFS, AG US Holdings and Subsidiaries or Buyer under Section 381 of the Code) , to the same extent as if such successor had been an original party to the Agreement. In addition, in the event of any acquisition of the assets of AGC US Holding and Subsidiaries in which gain or loss is not recognized, in whole or in part, for U.S. federal income tax purposes, AG US Holdings and Subsidiaries and Buyer shall ensure that any purchaser of such assets shall assume the obligations set forth in this Agreement. Any other tax sharing agreement other than as referenced in Section 3, or provision of such tax sharing agreement other than as referenced in Section 3, among any parties to this Agreement or their predecessors, shall have no force and effect for any taxable years, or portions thereof, beginning on or after the Closing.

14.       Severability. In the event that any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

15.       Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

16        Amendments.  This Agreement may not be modified or amended except by agreement in writing signed by each of the parties hereto.

17.       Regulatory Approvals.  The parties hereto shall take such actions as are reasonably necessary to obtain the approval or non-disapproval of this Agreement by the Maryland Insurance Administration. Notwithstanding anything to the contrary set forth herein, this Agreement will not be effective, and no payments shall be made hereunder, until this Agreement is approved or non-disapproved by the Maryland Insurance Administration.  The parties will not unreasonably refuse to make any amendments hereto that are required to be made in order to obtain the approval or non-disapproval of this Agreement by the Maryland Insurance Administration.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ACE Financial Services Inc.

By	Peter Mear

Title: General Counsel and Secretary

Assured Guaranty Ltd.

By	Robert B. Mills

Title: Chief Financial Officer

Assured Guaranty US Holdings, Inc.

By	Robert B. Mills

Title: Chief Financial Officer

Assured Guaranty Corp.

By	Robert B. Mills

Title: Chief Financial Officer

AGR Financial Products Inc.

By	Howard Albert

Title: President

ACE Risk Assurance Company

By	Howard Albert

Title: President

ACE Prime Holdings, Inc.

By	Richard F. Betzler

Title Assistant Secretary